EXHIBIT 23 (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Hawaii Municipal Fund and Lee Financial Tactical Fund, each a series of the Lee Financial Mutual Fund, Inc., and to the use of our report dated November 23, 2015 on the financial statements and financial highlights of the Funds.   Such financial statements and financial highlights appear in the 2015 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
January 28, 2016